Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF

MAO & COMPANY, CPAS, INC.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 9, 2009, with respect to the consolidated balance sheets of Tri-Tech International Investment, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008. We also consent to the reference to our Firm under the captions “Experts” in such Registration Statement.

/S/ MAO & COMPANY, CPAS, INC.

April 3, 2009